Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Akamai Technologies, Inc., which appears in Akamai Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2007